Exhibit 10.3

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This Amended and Restated Agreement (“Agreement”) is entered into as of the 15th day of September, 2006, by and between FIRST CAPITAL BANK (the “Bank”) and WILLIAM W. RANSON (the “Executive”) and replaces the Change in Control Agreement between the parties dated as of 15th, April, 2004.

1. Purpose

The establishment and maintenance of a quality management team is important in protecting and enhancing the best interests of the Bank and its shareholders. The Bank recognizes that the possibility of a Change in Control (as defined herein) may arise and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Bank and its shareholders. Accordingly, the Board of Directors of the Bank (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the management of the Bank to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Bank. In particular, the Board believes it important, should the Bank or its shareholders receive a proposal for transfer of control of the Bank, that the Executive be able to assess and advise the Board whether such proposal would be in the best interests of the Bank and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of the Executive’s own situation. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Bank, the Executive shall not have any right to be retained in the employ of the Bank prior to or after a Change in Control of the Bank. Accordingly, the Executive is an “at will” employee of the Bank, and either party may terminate such employment at any time for any reason, with our without cause, subject to the provisions of this Agreement.

2. Term of Agreement

The term of this Agreement shall be deemed to have commenced on the date hereof (the “Commencement Date”) and shall continue in effect until the date that is six (6) months following the Termination Date (as such term is hereinafter defined). Notwithstanding the foregoing, in the event Executive becomes entitled to receive a payment from the Bank in connection with a Change in Control pursuant to Section 4 of this Agreement, this Agreement shall continue in effect until such time as Executive has received full payment of the amount to which Executive is entitled under Section 4(a) of this Agreement.

3. Change in Control

No benefits shall be payable hereunder unless there shall have been a Change in Control of the Bank as set forth below. For the purposes of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of common stock of the Bank (the “Outstanding Bank Common Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Bank (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Bank, or (iii) any acquisition by any corporation pursuant to a transaction described in subsection (c) of this Section 3 if, upon consummation of the transaction, all of the conditions described in subsection (c) are satisfied;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Bank’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Approval by the shareholders of the Bank of either (1) a reorganization, merger, share exchange or consolidation of the Bank by, with or into any other corporation or (2) the sale or disposition of all or substantially all of the assets of the Bank (any of the foregoing transactions, a “Reorganization”); provided, however, that approval by the shareholders of a Reorganization shall not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners of the outstanding Bank Common Stock immediately prior to the Reorganization in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding Bank Common Stock;

(ii) no Person (excluding any employee benefit plan (or related trust) of the Bank) beneficially owns, directly or indirectly, 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

4. Termination in Connection with Change in Control

(a) Termination Payment. In the event Executive’s employment with the Bank terminates or is terminated during (i) the six (6) months immediately preceding a Change in Control, or (ii) the six (6) months immediately following a Change in Control, unless such termination in either case is or was (A) because of the death of the Executive, (B) by the Bank for Cause or Disability or (C) by the Executive other than for Good Reason (all as such capitalized terms are hereinafter defined), Executive shall be entitled to receive payment from the Bank in an amount equal to two and 99/100 (2.99) times Executive’s base salary immediately preceding the Date of Termination, which amount shall be paid, at the Bank’s option, either (x) in a lump sum, or (y) in equal installments payable on the Bank’s regular pay days, over the next thirty-six (36) months, without interest, beginning on the next pay day following the later to occur of the Change in Control or the Termination Date.

(b) Disability. Termination by the Bank of the Executive’s employment based on “Disability” shall mean termination because of the Executive’s inability to perform his duties with the Bank on a full time basis for 120 consecutive days or a total of at least 180 days in any twelve month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(c) Cause. Termination by the Bank of the Executive’s employment for “Cause” shall mean termination for (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Bank or any subsidiary or affiliate thereof; (ii) conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against the Bank or any subsidiary or affiliate thereof; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder, or (iv) deliberate dishonesty or disloyalty of the Executive with respect to the Bank or any subsidiary or affiliate thereof.

(d) Good Reason. The Executive shall be entitled to terminate his employment for “Good Reason” as defined below. For purposes of this Agreement, termination for “Good Reason” shall mean termination based on:

(i) a material reduction by the Bank in the Executive’s base salary;

(ii) the failure by the Bank to pay to the Executive any portion of his compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Bank within 10 days of the date such compensation is due (it being understood and agreed that each annual bonus shall be paid no later than the end of the third month of the year next following the year for which the annual bonus is awarded, unless the Executive shall elect to defer the receipt of such annual bonus);

(iii) the Bank’s requiring the Executive to be based at any office that is greater than thirty-five (35) miles from where the Executive’s office was previously located, except for required travel on the Bank’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Bank prior to such time;

(iv) the failure by the Bank to obtain an agreement reasonably satisfactory to the Executive from any successor to assume and agree to perform this Agreement;

(v) the failure by the Bank to continue in effect any Plan (as hereinafter defined) in which the Executive is participating (or Plans providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms, or the taking of any action, or the failure to act, by the Bank which would adversely affect the Executive’s continued participation in any of such Plans on at least as favorable a basis to the Executive as previously in place, or which would materially reduce the Executive’s benefits in the future under any of such Plans or deprive the Executive of any material benefit enjoyed by the Executive. For purposes of this Agreement, “Plan” shall mean any compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Bank intended to benefit employees; or

(vi) any reason, in the Executive’s sole discretion, following the occurrence of a Change of Control.

(e) Restrictive Covenant. In the event the Executive terminates his employment pursuant to Section 4(d)(vi) above on or after his 62nd birthday, the Executive’s right to receive any Change of Control benefits hereunder shall be conditioned upon Executive’s agreement that, for a period of three (3) years following such termination, he shall not be employed, or retained as a consultant or independent contractor or in any other capacity, by a Competing Bank, as hereinafter defined, to perform or provide services to such Competing Bank that are the same as or similar to those provided or performed by the Executive to or for the Bank during the course of his employment with the Bank. For the purposes of this paragraph, a “Competing Bank” shall mean any bank or similar financial institution that (i) has a branch or office located within the City of Richmond, the County of Henrico, the County of Hanover or the County of Chesterfield, Virginia, and (ii) has total assets that are not less than 50%, or more than 150%, of the Bank’s total assets as of the Date of Termination. Upon a breach by Executive of the foregoing covenant, the Bank shall be entitled to (i) withhold any further payments owed to Executive hereunder in connection with a Change of Control, and (ii) proceed in equity to obtain specific performance of such covenant, including but not limited to, an injunction restraining Executive from breaching the provisions of the covenant. Executive hereby agrees that his acceptance of any Change of Control benefits under this Agreement in connection with any termination pursuant to Section 4(d)(vi) of this Agreement that occurs on or after his 62nd birthday shall constitute his agreement to be bound by the covenant set forth above. In the event Executive elects not to receive any benefits following such a termination, the foregoing covenant shall not apply.

(f) Notice of Termination. Any termination by the Bank on the one hand or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Bank for Cause or Disability, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by the Bank other than for Cause of Disability, the date specified in the Notice of Termination.

5. Binding Agreement

(a) This Agreement shall be binding upon and inure to the benefit of the Executive (and his personal representative), the Bank and any successor organization or organizations which shall succeed to substantially all of the business and property of the Bank, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Bank or otherwise, including by operation of law.

(b) For purposes of this Agreement, the term “Bank’ shall include any subsidiaries of the Bank and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Bank ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Bank” shall refer to First Capital Bank or its successors.

6. Fees and Expenses; Mitigation

(a) In any action related to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of the costs and expenses, including reasonable attorney’s fees and court costs, incurred by the prevailing party in such action.

(b) Executive shall not be required to mitigate the amount of any payment the Bank becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise.

7. Nonqualified Deferred Compensation Omnibus Provision.

It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to

Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(a) Notwithstanding any other provision of this Agreement, the Bank is authorized to amend this Agreement, to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transaction or grandfather rules thereunder).

(b) Neither the Executive nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

(i) Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the payment, there is a dispute as to amount due or the proper recipient of such payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Bank.

(ii) Payments shall be delayed in the following circumstances: (1) where the Bank reasonably anticipates that the payment will violate the terms of a loan agreement to which the Bank is a party and that the violation would cause material harm to the Bank; or (2) where the Bank reasonably anticipates that the payment will violate Federal securities laws or other applicable laws, provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Bank reasonably anticipates that the payment will not be limited or cause the violations described.

(c) If the Executive is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit hereunder is subject to Section 409A, any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Code), as opposed to another payment event permitted under Section 409A, shall not be made until six months after the Executive’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Bank once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d) If a Change in Control occurs but the Change in Control does not constitute a change in ownership of the Bank or in the ownership of a substantial portion of the assets of the Bank as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred until another permissible event contained in Section 409A occurs (e.g., death, disability, separation from service from the Bank and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

8. Possible Reduction in Payment and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided under to the Executive under this Agreement would cause the Executive to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to the Executive under other Bank plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. The Executive may select the payments and benefits to be limited or reduced, including an election not to have the vesting of certain benefits, including stock options, accelerate as a result of a Change in Control.

9. Notice

Any notices, requests, demands and other communications provided for this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice shall be deemed to have been given on the fifth day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to the Executive at the last address the Executive has filed in writing with the Bank, or to the Bank at the Bank’s corporate headquarters, attention of the President.

10. Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and the Chairman of the Board or President of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or for compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but a single instrument.

11. Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

12. Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank by its duly authorized officer, and by the Executive, as of the date first above written.

FIRST CAPITAL BANK

By:	/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.,
President and Chief Executive Officer

EXECUTIVE:

/s/ William W. Ranson
Name:	William W. Ranson